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MidSouth Bancorp, Inc. reports quarterly dividend for Common Stock
Bank holding company also announces regular convertible preferred dividend

LAFAYETTE, LA., October 29, 2013/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE: MSL) announced a cash dividend was declared in the amount of eight cents ($.08) per share to be paid on its common stock on January 2, 2014 to shareholders of record as of the close of business on December 16, 2013.

Additionally, the Board of Directors declared a quarterly cash dividend of 1.00% per preferred share on its 4.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C. The dividend is payable on January 15, 2014, to shareholders of record as of the close of business on January 2, 2014. The Company’s Series C Preferred Stock is now listed on the OTC Bulletin Board (“OTC”) under the ticker symbol MSLXP.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of September 30, 2013. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 61 locations in Louisiana and Texas, including a Loan Production Office in Austin, Texas, and is connected to a worldwide ATM network that provides customers with access to more than 50,000 surcharge-free ATMs. Additional corporate information is available at www.midsouthbank.com.